Exhibit 99.1

 Arrow Electronics Posts Second Quarter Results Ahead of Wall Street Consensus
                     --- Strong Cash Flow And Earnings ---


    MELVILLE, N.Y.--(BUSINESS WIRE)--July 27, 2005--Arrow Electronics, Inc. (NYSE:ARW) today reported second quarter 2005 net income of $58.4 million ($.50 and $.48 per share on a basic and diluted basis, respectively) on sales of $2.77 billion, compared with net income of $66.9 million ($.58 and $.55 per share on a basic and diluted basis, respectively) on sales of $2.68 billion in the second quarter of 2004. Cash flow from operations in the second quarter of 2005 was $63.1 million, compared to a use of cash of $37.5 million in the second quarter of 2004. The company's results for 2005 and 2004 include a number of items that impact their comparability. A description of these items is provided below together with a reconciliation under the heading "Certain Non-GAAP Financial Information". Excluding those items, net income for the quarter ended July 1, 2005 would have been $65.4 million ($.56 and $.54 per share on a basic and diluted basis, respectively) and net income for the quarter ended June 30, 2004 would have been $69.2 million ($.60 and $.57 per share on a basic and diluted basis, respectively). Wall Street consensus, as reported by First Call, was $.51 per share.
    Consolidated operating income of $123.6 million, excluding the items impacting comparability, was up 11% from $110.9 million in the first quarter. Operating income as a percentage of sales, excluding the previously mentioned items impacting comparability, increased by 40 basis points sequentially and decreased 20 basis points year-on-year.
    "We again delivered strong results as we continue to execute on our strategies to drive sales growth and greater operating efficiencies," said William E. Mitchell, President and Chief Executive Officer of Arrow. "Our initiatives to streamline our organization, leverage our cost structure, and efficiently manage working capital continue to drive strong operating results and cash flow," added Mr. Mitchell.
    Worldwide components sales of $2.08 billion were essentially flat with the first quarter and up 2% from last year's second quarter. "The North American and Asia/Pacific components businesses posted solid sequential growth in sales and earnings", said Mr. Mitchell, "while in Europe operating performance improved despite the traditional seasonal decline in sales."
    Worldwide computer products sales of $691 million advanced 9% both sequentially and year-over-year. "Our North American Computer Products business again posted record sales, advancing 12% over both this year's first quarter and last year's second quarter," added Mr. Mitchell. "This marked our North American Computer Products business' 16th consecutive quarter of year-on-year growth in operating income."
    The company's results for the second quarter of 2005 and 2004 include a number of items outlined below that impact their comparability:

    -- The company announced, during the first quarter of 2005, that it would be taking additional actions to better optimize the use of its mainframe, reduce real estate costs, be more efficient in its distribution centers, and to be more productive. These actions are expected to reduce costs by approximately $50 million per annum with $40 million to be realized in 2005. Approximately $9 million of the expected 2005 cost reduction was achieved in the second quarter. The estimated net charges associated with these actions are expected to total approximately $7.5 million. In the second quarter of 2005, $4.8 million ($2.9 million net of related taxes or $.02 per share) of these charges were recorded.

    -- During the second quarter of 2005, the company repurchased, through a series of transactions, $80.8 million accreted value of its zero coupon convertible debentures due in 2021, which could have been initially put to the company in February 2006 ("convertible debentures"). The related loss on the repurchase, including the premium paid and the write-off of related deferred financing costs, aggregated $1.7 million ($1.0 million net of related taxes or $.01 per share).

    -- At July 1, 2005, the company determined that an other-than-temporary decline in the fair value of an investment occurred, and, accordingly, the company recorded a loss on the write-down of an investment of $3.0 million ($.03 per share) in accordance with Financial Accounting Standards Board Statement No. 115 and Emerging Issues Task Force Issue No. 03-1.

    -- During the second quarter of 2004, the company recorded a restructuring gain of $1.2 million ($1.9 million net of related taxes or $.02 and $.01 per share on a basic and diluted basis, respectively).

    -- During the second quarter of 2004, the company repurchased, through a series of transactions, $141.7 million accreted value of its convertible debentures. The related loss on the repurchase, including the premium paid and the write-off of related deferred financing costs, aggregated $7.1 million ($4.2 million net of related taxes or $.04 and $.03 per share on a basic and diluted basis, respectively).

    "The components markets remain stable. Lead times are short, product is readily available, and customer ordering patterns have remained relatively consistent for several quarters", said Paul J. Reilly, Senior Vice President and Chief Financial Officer. "We expect to see normal seasonality as we enter the third quarter. Based upon all of the information known to us today, we expect third quarter revenues to be between $2.65 billion and $2.75 billion with earnings per share on a diluted basis, excluding charges, in the range of $.49 to $.53 per share," said Mr. Reilly.
    "We once again improved upon our industry leading levels of earnings, profitability and return on investment by our strategy of outperforming the market, operational excellence, continuous process improvement, and greater financial stability," said Mr. Mitchell, "and we remain committed to creating greater levels of value for our shareholders."

    SIX MONTH RESULTS

    Arrow's net income for the first six months of 2005 was $115.6 million ($.99 and $.96 per share on a basic and diluted basis, respectively) on sales of $5.5 billion, compared with net income of $96.4 million ($.87 and $.82 per share on a basic and diluted basis, respectively) on sales of $5.3 billion in the first six months of 2004.
    Net income for the first six months of 2005 includes the aforementioned restructuring charges, write-down of an investment, and charge associated with the loss on prepayment of debt. Additionally, during the first quarter of 2005, restructuring charges of $4.1 million ($2.6 million net of related taxes or $.02 per share) related to the aforementioned actions to be more efficient and productive, a loss on prepayment of debt of $.4 million ($.2 million net of related taxes) on the repurchase of $13.2 million accreted value of its convertible debentures, and an acquisition indemnification credit of $1.7 million ($1.3 million net of related taxes or $.01 per share on a basic basis) were recorded. Net income for the first six months of 2004 includes the aforementioned restructuring gain and charges associated with the loss on prepayment of debt. Additionally, during the first quarter of 2004, restructuring charges of $8.8 million ($6.5 million net of related taxes or $.06 and $.05 per share on a basic and diluted basis, respectively) were recorded. Also, the company repurchased, through a series of transactions, $250.0 million principal amount of its 8.7% senior notes due in October 2005 and $91.9 million accreted value of its convertible debentures. As a result of these repurchases, a loss on prepayment of debt of $23.7 million ($14.2 million net of related taxes or $.13 and $.12 per share on a basic and diluted basis, respectively) was recorded in the first quarter of 2004. Excluding these items, net income would have been $124.1 million ($1.06 and $1.03 per share on a basic and diluted basis, respectively) and $119.4 million ($1.08 and $1.01 per share on a basic and diluted basis, respectively) for the first six months of 2005 and 2004,respectively.
    Arrow Electronics is a major global provider of products, services, and solutions to industrial and commercial users of electronics components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for nearly 600 suppliers and 150,000 original equipment manufacturers, contract manufacturers, and commercial customers through a global network of more than 200 locations in 53 countries and territories.

    Certain Non-GAAP Financial Information

    In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles ("GAAP"), the company provides certain non-GAAP financial information relating to operating income, net income and net income per basic and diluted share, each as adjusted for certain charges, credits and losses that the company believes impact the comparability of its results of operations. These charges, credits and losses arise out of the company's acquisitions of other companies, the company's efficiency enhancement initiatives, the prepayment of debt, and the write-down of an investment. Reconciliations of the company's non-GAAP financial information to GAAP are set forth in the table below.
    The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company's operating performance and underlying trends in the company's business because management considers the charges, credits and losses referred to above to be outside the company's core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company's financial and operating performance. In addition, the company's Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.
    The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.




                        ARROW ELECTRONICS, INC.
                        EARNINGS RECONCILIATION
                 (In thousands except per share data)

                               Three Months Ended   Six Months Ended
                               July 1,  June 30,    July 1,  June 30,
                                  2005    2004       2005      2004
                               -------  --------    -------  ---------

Operating income, as reported $118,758   $127,933  $227,251  $225,696
  Acquisition indemnification
   credit                            -          -    (1,672)        -
  Restructuring charges (gain)   4,847     (1,241)    8,885     7,577
                              -------------------- --------- ---------
Operating income, as adjusted $123,605   $126,692  $234,464  $233,273
                              ==================== ========= =========

Net income, as reported       $ 58,449   $ 66,859  $115,640  $ 96,384
  Acquisition indemnification
   credit                            -          -    (1,267)        -
  Restructuring charges (gain)   2,925     (1,914)    5,458     4,581
  Loss on prepayment of debt     1,035      4,216     1,247    18,407
  Write-down of investment       3,019          -     3,019         -
                              -------------------- --------- ---------
Net income, as adjusted       $ 65,428   $ 69,161  $124,097  $119,372
                              ==================== ========= =========

Net income per basic share, as
 reported                     $    .50   $    .58  $    .99  $    .87
  Acquisition indemnification
   credit                            -          -      (.01)        -
  Restructuring charges (gain)     .02       (.02)      .04       .04
  Loss on prepayment of debt       .01        .04       .01       .17
  Write-down of investment         .03          -       .03         -
                              -------------------- --------- ---------
Net income per basic share, as
 adjusted                     $    .56 $      .60  $   1.06  $   1.08
                              ==================== ========= =========

Net income per diluted share,
 as reported*                 $    .48   $    .55  $    .96  $    .82
  Restructuring charges (gain)     .02       (.01)      .03       .04
  Loss on prepayment of debt       .01        .03       .01       .15
  Write-down of investment         .03          -       .03         -
                              -------------------- --------- ---------
Net income per diluted share,
 as adjusted                  $    .54   $    .57  $   1.03  $   1.01
                              ==================== ========= =========

    * In computing net income per diluted share for the three and six months ended July 1, 2005, net income was increased by $1,553 and $3,226, respectively, for interest (net of taxes) related to the zero coupon convertible debentures ("convertible debentures") which are dilutive common stock equivalents. In addition, the diluted weighted average number of shares outstanding for the three and six months ended July 1, 2005 includes 5,883 shares and 6,195 shares, respectively, related to the convertible debentures.

    In computing net income per diluted share for the three and six months ended June 30, 2004, net income was increased by $2,536 and $5,906, respectively, for interest (net of taxes) related to the convertible debentures which are dilutive common stock equivalents. In addition, the diluted weighted average number of shares outstanding for the three and six months ended June 30, 2004 includes 9,892 shares and 11,659 shares, respectively, related to the convertible debentures.

    Safe Harbor

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release contains forward-looking statements that are subject to certain risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, changes in product supply, pricing, and customer demand, competition, other vagaries in the computer and electronic components markets, changes in relationships with key suppliers, the effects of additional actions taken to lower costs, the ability of the company to generate additional cash flow and the other risks described from time to time in the company's reports to the Securities and Exchange Commission (including the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. You can identify these forward-looking statements by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any forward-looking statements.

                        ARROW ELECTRONICS, INC.
                 CONSOLIDATED STATEMENT OF OPERATIONS
                 (In thousands except per share data)

                         Three Months Ended       Six Months Ended
                         July 1,   June 30,     July 1,     June 30,
                           2005       2004        2005       2004
                       ----------  ---------  ----------  ------------


Sales                  $2,767,547 $2,678,290  $5,494,418  $ 5,304,248
                       ---------- ----------- ----------- ------------

Costs and expenses:
  Cost of products sold 2,326,214  2,227,256   4,620,856    4,429,994
  Selling, general and
   administrative
   expenses               304,235    310,379     613,078      611,892
  Depreciation and
   amortization            13,493     13,963      26,020       29,089
  Acquisition
   indemnification
   credit                       -          -      (1,672)           -
  Restructuring charges
   (gain)                   4,847     (1,241)      8,885        7,577
                       ----------- ---------- ----------- ------------

                        2,648,789  2,550,357   5,267,167    5,078,552
                       ----------- ---------- ----------- ------------

Operating income          118,758    127,933     227,251      225,696

Equity in earnings of
 affiliated companies         562        901       1,640        1,346

Loss on prepayment of
 debt                       1,731      7,051       2,086       30,781

Write-down of
 investment                 3,019          -       3,019            -

Interest expense, net      24,375     24,493      48,475       55,213
                       ----------- ---------- ----------- ------------

Income before income
 taxes and minority
 interest                  90,195     97,290     175,311      141,048

Provision for income
 taxes                     31,627     30,000      59,371       44,082
                       ----------- ---------- ----------- ------------

Income before minority
 interest                  58,568     67,290     115,940       96,966

Minority interest             119        431         300          582
                       ----------- ---------- ----------- ------------

Net income             $   58,449 $   66,859  $  115,640   $   96,384
                       ========== =========== =========== ============

Net income per share:
  Basic                $      .50 $      .58  $      .99   $      .87
                       ========== =========== =========== ============

  Diluted              $      .48 $      .55  $      .96   $      .82
                       ========== =========== =========== ============

Average number of
 shares outstanding:
  Basic                   117,009    114,917     116,604      110,764

  Diluted                 124,241    126,698     124,136      124,198

This interim report is subject to independent audit at year-end.

                        ARROW ELECTRONICS, INC.
                      CONSOLIDATED BALANCE SHEET
                            (In thousands)

                                                 July 1,  December 31,
                                                  2005        2004
                                                 -------  ------------
ASSETS

Current assets:
  Cash and cash equivalents                   $  616,213  $  305,294
  Short-term investments                               -     158,600
                                              ----------- -----------
    Total cash and short-term investments        616,213     463,894
  Accounts receivable, net                     2,118,510   1,984,122
  Inventories                                  1,359,081   1,486,478
  Prepaid expenses and other assets              100,060      93,039
                                              ----------- -----------

    Total current assets                       4,193,864   4,027,533
                                              ----------- -----------

Property, plant and equipment at cost:
  Land                                            38,507      40,340
  Buildings and improvements                     170,147     184,344
  Machinery and equipment                        409,779     418,721
                                              ----------- -----------
                                                 618,433     643,405
  Less: accumulated depreciation and
   amortization                                 (386,453)   (380,422)
                                              ----------- -----------

    Property, plant and equipment, net           231,980     262,983
                                              ----------- -----------

Investments in affiliated companies               34,353      34,302
Cost in excess of net assets of companies
 acquired                                        921,770     974,285
Other assets                                     200,079     209,998
                                              ----------- -----------

    Total assets                              $5,582,046  $5,509,101
                                              =========== ===========


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                            $1,451,602  $1,261,971
  Accrued expenses                               391,022     395,955
  Short-term borrowings, including current
   portion of long-term debt                     229,658       8,462
                                              ----------- -----------

    Total current liabilities                  2,072,282   1,666,388
                                              ----------- -----------

Long-term debt                                 1,160,921   1,465,880
Other liabilities                                177,369     182,647
Shareholders' equity:
  Common stock, par value $1:
  Authorized - 160,000 shares in 2005 and 2004
  Issued - 118,272 shares in 2005 and 117,675
   in 2004                                       118,272     117,675
  Capital in excess of par value                 809,241     797,828
  Retained earnings                            1,261,446   1,145,806
  Foreign currency translation adjustment          7,904     190,595
                                              ----------- -----------
                                               2,196,863   2,251,904
  Less: Treasury stock (294 and 1,374 shares
   in 2005 and 2004, respectively), at cost       (7,861)    (36,735)
        Unamortized employee stock awards         (2,626)     (3,738)
        Other                                    (14,902)    (17,245)
                                              ----------- -----------
     Total shareholders' equity                2,171,474   2,194,186
                                              ----------- -----------

     Total liabilities and shareholders'
      equity                                  $5,582,046  $5,509,101
                                              =========== ===========

This interim report is subject to independent audit at year-end.

                        ARROW ELECTRONICS, INC.
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (In thousands)

                                                   Six Months Ended
                                                ---------------------
                                                  July 1,   June 30,
                                                   2005       2004
                                                ----------  ---------
Cash flows from operating activities:
  Net income                                    $ 115,640  $  96,384
                                                ---------- ----------
  Adjustments to reconcile net income to net
   cash provided by (used for) operations:
      Minority interest                               300        582
      Depreciation and amortization                26,020     29,089
      Accretion of discount on convertible
       debentures                                   5,395      9,880
      Amortization of deferred financing costs
       and discount
        on notes                                    1,885      2,807
      Amortization of restricted stock and
       performance awards                           3,010      5,936
      Equity in earnings of affiliated companies   (1,640)    (1,346)
      Deferred income taxes                           705      1,568
      Acquisition indemnification credit, net of
       taxes                                       (1,267)         -
      Restructuring charges, net of taxes           5,458      4,581
      Loss on prepayment of debt, net of taxes      1,247     18,407
      Write-down of investment                      3,019          -
      Change in assets and liabilities, net of
       effects of acquired businesses:
         Accounts receivable                     (207,839)  (234,862)
         Inventories                               79,457   (191,974)
         Prepaid expenses and other assets         (6,123)    (3,940)
         Accounts payable                         221,484     96,452
         Accrued expenses                         (30,513)      (567)
         Other                                       (124)     7,176
                                                ---------- ----------
  Net cash provided by (used for) operating
   activities                                     216,114   (159,827)
                                                ---------- ----------

Cash flows from investing activities:
  Acquisition of property, plant and equipment,
   net                                             (4,564)    (3,055)
  Cash consideration paid for acquired
   businesses                                      (2,461)   (12,179)
  Proceeds from note receivable                         -      8,333
  Purchase of short-term investments             (230,456)  (178,836)
  Proceeds from sale of short-term investments    389,056    178,836
  Other                                             3,711       (286)
                                                ---------- ----------
  Net cash provided by (used for) investing
   activities                                     155,286     (7,187)
                                                ---------- ----------

Cash flows from financing activities:
  Change in short-term borrowings                   9,493     (1,213)
  Change in long-term debt                         (1,936)      (947)
  Repurchase of senior notes                            -   (268,399)
  Repurchase of convertible debentures            (94,501)  (241,790)
  Proceeds from common stock offering                   -    312,789
  Proceeds from exercise of stock options          35,563     12,701
                                                ---------- ----------
  Net cash used for financing activities          (51,381)  (186,859)
                                                ---------- ----------

Effect of exchange rate changes on cash            (9,100)     3,416
                                                ---------- ----------

Net increase (decrease) in cash and cash
 equivalents                                      310,919   (350,457)
Cash and cash equivalents at beginning of period  305,294    612,404
                                                ---------- ----------
Cash and cash equivalents at end of period      $ 616,213  $ 261,947
                                                ========== ==========

This interim report is subject to independent audit at year-end.

                        ARROW ELECTRONICS, INC.
                          SEGMENT INFORMATION
                            (In thousands)

                         Three Months Ended     Six Months Ended
                        July 1,     June 30,    July 1,     June 30,
                         2005        2004        2005        2004
                      ----------- ----------  ----------  -----------

Sales:
  Components          $2,076,935  $2,043,329  $4,171,678  $4,077,182
  Computer Products      690,612     634,961   1,322,740   1,227,066
                      ----------- ----------- ----------- -----------
    Consolidated      $2,767,547  $2,678,290  $5,494,418  $5,304,248
                      =========== =========== =========== ===========


Operating income:
  Components          $  105,550  $  119,882  $  201,297  $  230,322
  Computer Products       40,673      31,694      76,357      52,312
  Corporate (a)          (27,465)    (23,643)    (50,403)    (56,938)
                      ----------- ----------- ----------- -----------
    Consolidated      $  118,758  $  127,933  $  227,251  $  225,696
                      =========== =========== =========== ===========

(a) Includes restructuring charges of $4.8 million for the three months ended July 1, 2005, a restructuring gain of $1.2 million for the three months ended June 30, 2004, an acquisition indemnification credit of $1.7 million and restructuring charges of $8.9 million for the six months ended July 1, 2005, and restructuring charges of $7.6 million for the six months ended June 30, 2004.

This interim report is subject to independent audit at year-end



    CONTACT: Arrow Electronics, Inc.
             Ira M. Birns
             Vice President and Treasurer
             631-847-1657
             Paul J. Reilly
             Senior Vice President and Chief Financial Officer
             631-847-1872
             or
             Media:
             Jacqueline F. Strayer
             Vice President, Corporate Communications
             631-847-2101